Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 19, 2016 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.088673 per unit, payable on September 15, 2016, to unitholders of record on August 31, 2016. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	18,000	145,000	$43.08	$3.29
Prior Month Distribution	18,000	113,000	$40.61	$3.93

Excess Costs

XTO Energy has advised the trustee that increased oil prices led to the partial recovery of excess costs on properties underlying the Oklahoma Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that continued lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Reserves

The prior month distribution included a deduction of $125,000 related to the expense reserve. This deduction brought the reserve to $1,000,000. The reserve will allow the trust to pay its obligations should any extraordinary events or expenses occur, especially with commodity prices at the current level. The trustee will continue to evaluate and revise the reserve as necessary.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839